Exhibit 99.1

Profusa Outlines Potential Path to $250 Million Revenue by 2030, Driven by
Sequential Lumee™ Oxygen and Glucose
Monitoring Launches

EU commercialization expected in early 2026; U.S. entry and expanded indications to follow as digital-health pioneer advances tissue-integrated biosensor platform

BERKELEY, Calif, October 30, 2025 (GLOBE NEWSWIRE) — Profusa, Inc. (“Profusa” or the “Company”) (Nasdaq: PFSA), a commercial stage digital health company pioneering a next-generation technology platform enabling the continuous monitoring of an individual’s biochemistry, outlines its path to revenue generation led by Lumee tissue oxygen monitoring, with commercialization in the European Union (EU) expected in the beginning of 2Q 2026.

Following recently-announced manufacturing capabilities, intended distributor partnerships, and commercial and clinical collaboration wins, Profusa estimates it now has approximately 35% of the European population covered through its intended distribution channels. Combined with expanding coverage in Europe and planned geographic reach into the United States markets, as well as potential additional indications on its Lumee technology platform – such as continuous glucose monitoring – Profusa anticipates $200 to $250 million in potential revenue by 2030.

“We believe Profusa is bringing to market a first-of-its-kind, disruptive biochemistry monitoring platform designed for use both in the clinic and at home,” said Ben Hwang, Ph.D., Profusa’s Chairman and CEO. “Backed by more than a decade of development and over $100 million in investment, our Lumee™ technology enables continuous, real-time measurement of tissue oxygen directly within the body—offering a less invasive, more convenient experience for patients while reducing costs for healthcare systems and insurers through earlier detection and improved disease management.

“Following years of innovation and clinical validation, we are preparing for the commercial launch of Lumee tissue oxygen monitoring in Europe in 2Q 2026, supported by strong momentum from clinicians, patients, and research institutions eager to harness our technology to address conditions with a significant unmet medical need,” Dr. Hwang continued.

“As we begin our commercial journey, Profusa is targeting $200 to $250 million in revenue by 2030, supported by multiple high-growth indications. In tissue oxygen monitoring alone, we estimate a $10.5 billion global addressable market across peripheral artery disease, chronic wounds, and critical limb ischemia—representing more than 716,000 CLI procedures annually in Europe. In addition, current solutions for continuous glucose monitoring serve roughly 9 million type 1 diabetes patients, whereas Lumee’s glucose platform is designed to reach a much broader population of over 500 million people living with type 1, type 2, or pre-diabetes worldwide,” concluded Dr. Hwang.

Fred Knechtel, Profusa’s CFO, said, “We expect to layer on additional indications on our Lumee platform technology over time. Tissue oxygen monitoring revenue in Europe is expected to commence in the second quarter of 2026. With our current pipeline of commercial and clinical collaborations and intended distribution network, we are projecting potential revenue of $0.5 to $2 million in in 2026.

“In 2027, we plan to enter the US tissue oxygen monitoring market in the first quarter and add continuous glucose monitoring in the EU in mid-2027. Projected potential revenue in 2027 is $9 to $13 million. In parallel, additional conditions for evaluation – through expected partnerships or licensing agreements – include lactate, carbon dioxide, sodium, and ethanol, which we expect will all contribute to 2030’s projected potential revenue. We look forward to executing on this aggressive and dynamic growth agenda,” Mr. Knechtel concluded.

●	2026 potential revenue is targeted to be $0.5 to $2 million

○	EU Lumee oxygen revenue commences in 2Q 2026

○	Revenue projected to be €600 – €800 per procedure

○	Equipment revenue projected to be €30-000 – €40,000 per center per year (3-4 kits per center)

○	EU CE marking GMED certification anticipated late 1Q 2026

●	2027 potential revenue is targeted to be $9 to $13 million

○	US Lumee Oxygen anticipated launch in 1Q 2027

○	EU Lumee Glucose anticipated launch in mid-2027

●	2030 potential revenue is targeted to be $200 to $250 million

○	US/EU Lumee Oxygen targeted revenue to be $100 to $120 million

○	US/EU Lumee additional indications including glucose targeted revenue to be $100 to $130 million

About Profusa

Based in Berkeley, Calif., Profusa is a commercial stage digital health company led by visionary scientific founders, an experienced management team and a world-class board of directors in the development of a new generation of tissue-integrated sensors to detect and continuously transmit actionable, medical-grade data for personal and medical use. With its long-lasting, injectable and affordable biosensors and its intelligent data platform, Profusa aims to provide people with a personalized biochemical signature rooted in data that clinicians can trust and rely on.

“LUMEE”, “PROFUSA” and the PROFUSA logo are registered trademarks of Profusa Inc. in the United States, Canada, European Union, China, Japan, South Korea and Australia.

For more information, visit https://profusa.com.

Special Note Regarding Forward-Looking Statements

Certain statements in this press release (this “Press Release”) may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or future financial or operating performance of Profusa. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “propose,” “seek,” “should,” “strive,” “will,” or “would” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which may be beyond the control of Profusa and could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Profusa and its management are inherently uncertain. Profusa cautions you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. There are risks and uncertainties described in the definitive proxy/final prospectus relating to the business combination, which has been filed with the SEC, and in other documents filed by Profusa from time to time with the SEC. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Profusa cannot assure you that the forward-looking statements in this communication will prove to be accurate.

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